                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              FRUIT OF THE LOOM
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                           [FRUIT OF THE LOOM LOGO]

                           ------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 1996
                           ------------------------

To the Stockholders of
  FRUIT OF THE LOOM, INC.:

     The Annual Meeting of Stockholders of Fruit of the Loom, Inc. will be held at 10:00 a.m., Chicago time, on Tuesday, May 14, 1996 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, for the following purposes:

          (1) To elect nine directors, three directors to be elected by the holders of Class A Common Stock and six directors to be elected by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class;

          (2) To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                                         By order of the Board of Directors,

                                         BURGESS D. RIDGE
                                         Senior Vice President--Administration
                                         and Secretary

April 9, 1996

     ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                            FRUIT OF THE LOOM, INC.
                                5000 SEARS TOWER
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1724


                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Fruit of the Loom, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Chicago time, on Tuesday, May 14, 1996 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about April 9, 1996.

                           VOTING SECURITIES; PROXIES

     The shares represented by your proxy will be voted and such vote will be in accordance with the instructions noted on your proxy card. You have the power to revoke your proxy at any time before it is voted by delivering written notice to the Secretary of the Company. In addition, stockholders attending the Annual Meeting may revoke their proxies at that time and vote in person at the meeting.

     The Company has two classes of capital stock outstanding, Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Except as otherwise provided by law or the Company's Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes. At the close of business on March 19, 1996, the record date for the Annual Meeting, there were 69,275,957 shares of Class A Common Stock and 6,690,976 shares of Class B Common Stock outstanding, all of which are entitled to vote at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors constituting at least 25% of the entire board. The holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes, are entitled to elect the remaining directors. Nine directors will be elected at the Annual Meeting, three of whom will be elected by the holders of Class A Common Stock and six of whom will be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

     If no direction to the contrary is given, all proxies received by the Board of Directors of the Company (the "Board of Directors") from holders of Class A Common Stock will be voted for the election of the persons shown below as the nominees of the Board of Directors. The Board of Directors has been advised that the holders of all shares of Class B Common Stock outstanding intend to vote all such shares for the election of the persons shown below as the nominees for election by the holders of Class A Common Stock and the holders of Class B Common Stock. It is expected that the nominees will be able to stand for election and be able to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, proxies will be voted for another person nominated by the Board of Directors.

INFORMATION AS TO NOMINEES

     The following tables set forth information as to the nominees for election as directors:

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

                                                 POSITION(S) WITH THE COMPANY AND PRINCIPAL
          NAME OF NOMINEE             AGE                        OCCUPATION
- -----------------------------------   ---    --------------------------------------------------
Omar Z. Al Askari(1)...............   45     Director; Chairman of the Board of Plaid Clothing
                                               Group Inc. and Chief Executive Officer of United
                                               Technical Services and United Eastern Investment
                                               Corp.
Dennis S. Bookshester(1)(2)(3).....   57     Director; Independent Business Consultant; former
                                               Chief Executive Officer of Zale Corp.
Lee W. Jennings(1).................   67     Director; President of Jennings & Associates;
                                               former Managing Partner, KPMG Peat Marwick LLP

          NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK AND
                        HOLDERS OF CLASS B COMMON STOCK

                                                 POSITION(S) WITH THE COMPANY AND PRINCIPAL
          NAME OF NOMINEE             AGE                        OCCUPATION
- -----------------------------------   ---    --------------------------------------------------
William Farley(3)..................   53     Director; Chairman of the Board and Chief
                                               Executive Officer of the Company
John B. Holland....................   64     Director; former President and Chief Operating
                                               Officer of the Company
Henry A. Johnson...................   77     Director; President of Henry A. Johnson &
                                               Associates; former President and Chief Executive
                                               Officer of Spiegel, Inc.
Richard C. Lappin(3)...............   51     Director; President and Chief Operating Officer of
                                               the Company
A. Lorne Weil(2)...................   50     Director; Chairman of the Board and Chief
                                               Executive Officer of Autotote Corporation
Sir Brian G. Wolfson(2)............   60     Director; Chairman of the Board of Global Health
                                               Alternatives

- ---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Executive Committee

     William Farley. Mr. Farley has been Chairman of the Board and Chief Executive Officer of the Company since May 1985. For more than the past five years, Mr. Farley has also been Chairman and Chief Executive Officer of Farley Industries, Inc. ("FII"), a company which provides management services to companies controlled or managed by Mr. Farley. He has held substantially similar positions with Farley Inc., a manufacturer of prototype auto parts and railroad bearings, since 1982, West Point-Pepperell, Inc. ("West Point"), a manufacturer of household fabrics, from April 1989 through October 1992 and Valley Fashions Corp. (formerly West Point Acquisition Corp. and currently West Point Stevens, Inc.) from March 1989 until October 1992. Mr. Farley has also been Chairman of the Board of Acme Boot Company, Inc. ("Acme Boot"), a marketer of Western and casual boots and Western apparel and accessories, for more than the past five years.

     Omar Z. Al Askari. Mr. Al Askari has been a director of the Company since October 1993. Mr. Al Askari has been Chairman of the Board of Plaid Clothing Group Inc., a men's tailored clothing business, since 1991. Since 1980, Mr. Al Askari has also served as President and Chief Executive Officer of United Technical Services, which sells and services engineered products for the oil field and construction industries in the United Arab Emirates. He also serves as Chief Executive Officer of United Eastern Investment Corp., which holds investments in privately held companies in the United States and the United Kingdom.

     Dennis S. Bookshester. Mr. Bookshester has been a director of the Company since May 1992. Mr. Bookshester served as the Chief Executive Officer of Zale Corp. during 1990 and 1991. Mr. Bookshester currently is an independent business consultant. He is also a director of American Gem Corp., AMRE Inc., Evans Inc., Playboy Enterprises, Inc. and Sundance Homes, Inc.

     John B. Holland. Mr. Holland has been a director of the Company since November 1992 and was President of the Company from May 1992 until his retirement in January 1996. Until his retirement, Mr. Holland served as Chief Operating Officer of the Company for more than the past five years. Mr. Holland served as Vice Chairman and as a director of West Point from April 1989 until September 1992. He is also a director of Dollar General Corp. and Camping World, Inc.

     Lee W. Jennings. Mr. Jennings has been a director of the Company since January 1992. Mr. Jennings has been the President of Jennings & Associates, a strategic consulting firm, for more than the past five years. Prior to the formation of Jennings & Associates, Mr. Jennings was a Managing Partner of KPMG Peat Marwick LLP. He is also a director of Alberto Culver Corp., A.O. Smith Corp., Prime Capital Corp. and Teppco Partners, L.P.

     Henry A. Johnson. Mr. Johnson has been a director of the Company since July 1988. For more than the last five years, Mr. Johnson has been President of Henry
A. Johnson & Associates, a management consulting firm.

     Richard C. Lappin. Mr. Lappin has been a director of the Company since December 1990 and Vice Chairman of the Company since October 1991 until his appointment as President and Chief Operating Officer in February 1996. Mr. Lappin has been President and Chief Operating Officer of FII since February 1991. From October 1989 to February 1991, Mr. Lappin served in various capacities with Farley Inc., including President and Chief Executive Officer of the Doehler Jarvis and Southern Fastening Systems divisions of Farley Inc. Mr. Lappin has been Vice Chairman and Chief Executive Officer of Acme Boot since February 1991 and a director of Acme Boot since December 1993.

     A. Lorne Weil. Mr. Weil has been a director of the Company since October 1991. Since 1990, Mr. Weil has been Chairman of the Board and Chief Executive Officer of Autotote Corporation, a manufacturer of products for the gaming industry. He is also a director of General Growth Properties, Inc.

     Sir Brian G. Wolfson. Sir Brian Wolfson has been a director of the Company since May 1992. He was Executive Chairman of Wembley plc., a company engaged in the sports and entertainment industry, from January 1986 until September 1995. He is also a director of Autotote Corporation and Playboy Enterprises, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

     The Company has an Audit Committee, a Compensation Committee and an Executive Committee. The Company does not have a standing nominating committee.

     The Audit Committee oversees the establishment and review of the Company's internal accounting controls, determines the Company's audit policies, reviews audit reports and recommendations made by the Company's internal auditing staff and its independent auditors, meets with the Company's independent auditors, oversees the Company's independent auditors and recommends the engagement of the Company's independent auditors.

     The Compensation Committee establishes, implements and monitors the Company's strategy, policies and plans for the compensation and benefits of all executive officers of the Company, including those employed by FII whose compensation and benefits are provided in part under Company plans and/or are guaranteed under certain employment agreements entered into by the Company and FII as of December 18, 1994. The Compensation Committee also administers the Fruit of the Loom, Inc. 1987 Stock Option Plan, the Fruit of the Loom, Inc. Executive Stock Option Plan, the Fruit of the Loom, Inc. Executive Incentive Compensation Plan (the "1994 Plan") and the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan (the "1995 EICP"), including, among other things, determining the persons to whom stock options, stock appreciation rights and long term incentives are granted and the price and/or terms of such options, rights and incentives.

     The Executive Committee may exercise the powers of the Board of Directors (other than certain powers specifically reserved to the full Board of Directors) in the management of the business and affairs of the Company in the intervals between meetings of the full Board of Directors.

     During 1995, the Board of Directors held five meetings, the Audit Committee met six times, the Compensation Committee met six times and the Executive Committee met once. During 1995, each of the incumbent directors attended 75% or more of the total number of meetings of the Board of Directors and of any of the committees on which he served.

COMPENSATION OF DIRECTORS

     Each director who is not also an executive officer of the Company receives an annual cash retainer of $35,000 and a grant of 1,850 shares per annum of the Company's Class A Common Stock which vest after a two year service period ("Restricted Stock Units") under the 1995 Non-Employee Directors' Stock Plan (the "1995 Directors' Plan") and $1,000 for each meeting of the

Board of Directors and each committee meeting which he attends. In 1995, upon inception of the 1995 Directors' Plan, each non-employee director was issued an additional 2,500 Restricted Stock Units. Prior to 1995, the Company granted options to purchase shares of the Company's Class A Common Stock to directors who were also not executive officers of the Company pursuant to the Fruit of the Loom, Inc. Directors' Stock Option Plan (the "Directors' Stock Option Plan"). These grants were discontinued upon stockholder approval of the 1995 Directors' Plan. The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

                                    *  *  *

     In July 1991, an involuntary Chapter 7 bankruptcy petition was filed against Farley Inc. under the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. In September 1991, Farley Inc. converted the Chapter 7 proceeding into a Chapter 11 reorganization and a Plan of Reorganization was confirmed in December 1992. In 1992, an involuntary Chapter 7 bankruptcy petition was filed against VBQ, Inc. In July 1992, Valley Fashions Corp. filed a petition under Chapter 11 to effect a "pre-packaged" bankruptcy reorganization, which reorganization was confirmed in September 1992. Mr. Farley was Chairman and Mr. Lappin was an officer of Valley Fashions Corp. and Mr. Farley was Chairman of VBQ, Inc. Zale Corp., a company of which Mr. Bookshester formerly was Chief Executive Officer, voluntarily filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in January 1992 after an involuntary petition was filed against Zale Corp. by certain bondholders. Plaid Clothing Group, Inc., a company of which Mr. Al Askari serves as Chairman of the Board, voluntarily filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in July 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock, the percentage of each class and the percentage of total voting power of the Company beneficially owned as of March 31, 1996 by (i) each director, (ii) each of the Named Officers (as defined on page 9), (iii) all directors and executive officers as a group, and, to the knowledge of the Board of Directors, (iv) each person owning more than 5% of a class of the Company's voting securities. Except as otherwise indicated, each beneficial owner has sole voting and investment power. This table reflects shares issuable upon the exercise of options which are exercisable on or prior to May 30, 1996.

                                      CLASS A COMMON STOCK        CLASS B COMMON STOCK        PERCENT
                                     -----------------------     -----------------------     OF TOTAL
                                                    PERCENT                     PERCENT       VOTING
                                      NUMBER        OF CLASS      NUMBER        OF CLASS     POWER(1)
                                     ---------      --------     ---------      --------     ---------
Farley Inc. ......................      --    (2)     --         3,176,764        47.5%         15.5%
  5000 Sears Tower
  233 South Wacker Dr.
  Chicago, IL 60606
J.P. Morgan & Co. Incorporated....   9,818,500(3)     14.2%         --            --             9.6%
  60 Wall Street
  New York, NY 10260
FMR Corp, Edward C. Johnson 3d and
  Abigail P. Johnson..............   7,314,260(4)     10.6%         --            --             7.1%
  82 Devonshire Street
  Boston, MA 02109
Stanford C. Bernstein & Co.,
  Inc. ...........................   5,899,889(5)      8.5%         --            --             5.7%
  One State Street Plaza
  New York, NY 10004
Dodge & Cox.......................   3,932,150(6)      5.7%         --            --             3.8%
  One Sansome Street
  San Francisco, CA 94104
William Farley....................     663,484(7)     *          6,690,976(8)      100%         33.1%
  5000 Sears Tower
  233 South Wacker Drive
  Chicago, IL 60606
Omar Z. Al Askari.................      20,000(9)     *             --            --            *
Dennis S. Bookshester.............      16,500(10)    *             --            --            *
John B. Holland...................     237,931(11)    *             --            --            *
Lee W. Jennings...................      13,500(12)    *             --            --            *
Henry A. Johnson..................      18,500(12)    *             --            --            *
Richard C. Lappin.................     185,160(13)    *             --            --            *
A. Lorne Weil.....................      14,500(12)    *             --            --            *
Sir Brian G. Wolfson..............      13,500(12)    *             --            --            *
Richard M. Cion...................     157,882(14)    *             --            --
Larry K. Switzer..................      31,264(15)    *             --            --            *
All directors and executive
  officers as a group (13
  persons)........................   1,480,985(16)     2.1%      6,690,976         100%         33.7%

- ---------------
* Less than 1%
                                                   (Footnotes on following page)

(Footnotes from preceding page)

 (1) Each share of Class A Common Stock has one vote and each share of Class B Common Stock has five votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages shown assume no conversion of Class B Common Stock into Class A Common Stock. On March 31, 1996, there were 69,275,957 shares of Class A Common Stock and 6,690,976 shares of Class B Common Stock outstanding.

 (2) Excludes 3,176,764 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.

 (3) As reported on a Schedule 13G filed by J.P. Morgan & Co. Incorporated on February 15, 1996. According to such Schedule 13G, J.P. Morgan & Co. Incorporated has sole voting power with respect to 5,915,180 of these shares, shared voting power with respect to 81,870 of these shares, sole dispositive power with respect to 9,657,030 of these shares and shared dispositive power with respect to 149,470 of these shares.

 (4) As reported on a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on March 8, 1996. According to such Schedule 13G, each has sole dispositive power with respect to all 7,314,260 of these shares and FMR Corp. has sole voting power with respect to 25,600 of these shares.

 (5) As reported on a Schedule 13G filed by Sanford C. Bernstein & Co., Inc. on February 7, 1996. According to such Schedule 13G, Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 3,593,295 of these shares, shared voting power with respect to 383,850 of these shares and sole dispositive power with respect to all 5,899,889 of these shares.

 (6) As reported on a Schedule 13G filed by Dodge & Cox on February 8, 1996. According to such Schedule 13G, Dodge & Cox has sole voting and dispositive power with respect to all 3,932,150 of these shares.

 (7) Excludes 6,690,976 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Includes 345,484 shares of Class A Common Stock currently issuable upon exercise of options granted to Mr. Farley under the Company's stock option plans. Excludes 995,864 shares of Class A Common Stock held by a master trust, which includes the assets of the pension plans of substantially all affiliated companies managed by Mr. Farley, the voting of which shares is controlled or managed by Mr. Farley in his capacity as the investment committee with respect to such trust. Mr. Farley disclaims beneficial ownership of these shares held in the master trust.

 (8) Includes 3,176,764 shares of Class B Common Stock owned by Farley Inc. Mr. Farley owns 100% of the common stock of Farley Inc.

 (9) Includes 10,000 shares of Class A Common Stock held by United Technical Services, a company controlled by Mr. Al Askari, and 10,000 shares of Class A Common Stock currently issuable upon exercise of options granted under the Directors' Stock Option Plan.

(10) Includes 3,000 shares of Class A Common Stock held as custodian for a minor child and 12,500 shares of Class A Common Stock currently issuable upon exercise of options granted under the Directors' Stock Option Plan.

(11) Includes 228,131 shares of Class A Common Stock currently issuable upon exercise of options granted under the Company's stock option plans.

(12) Includes 12,500 shares of Class A Common Stock currently issuable upon exercise of options granted under the Directors' Stock Option Plan and, in the case of Mr. Johnson, also includes 1,000 shares owned by Mr. Johnson's spouse, the beneficial ownership of which is disclaimed by Mr. Johnson.

(13) Mr. Lappin holds 31,700 shares of Class A Common Stock jointly with his wife. Includes 50,000 shares of Class A Common Stock currently issuable upon the exercise of an option granted to him in 1991 and 103,460 shares of Class A Common Stock currently issuable upon exercise of options granted to him under the Company's stock option plans.

(14) Mr. Cion owns 1,000 shares of Class A Common Stock jointly with his wife. Includes 156,882 shares of Class A Common Stock currently issuable upon exercise of options granted to him under the Company's stock option plans.

(15) Includes 31,264 shares of Class A Common Stock currently issuable upon exercise of options granted to him under the Company's stock option plans.

(16) Includes 1,073,485 shares of Class A Common Stock currently issuable upon the exercise of options granted under the Company's stock option plans and 1,000 shares of Class A Common Stock owned by the spouse of a director, beneficial ownership of which is disclaimed by such director.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely on a review of the forms it has received and on representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during 1995 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons. Henry A. Johnson, a director of the Company, inadvertently failed to timely file a Form 4 to report a transaction in the Company's equity securities. Mr. Johnson subsequently reported such transaction on a year-end Form 5.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     Mr. Farley and, prior to his retirement in January 1996, Mr. Holland, received their salaries, other compensation and benefits directly from the Company. All of the Company's other executive officers were employed by FII through December 1995 and received their salaries, other cash compensation and benefits from FII. FII is wholly-owned and controlled by Mr. Farley. It provided general management, investment banking, financing and other services, including the services of certain of the Company's executive officers, to the Company and other companies owned and controlled by Mr. Farley.

     As a part of the 1995 restructuring of its corporate operations, the Company decided to integrate certain functions historically performed by FII personnel into the Company's Bowling Green operations. In connection with this effort, the Board of Directors determined that the general management functions previously performed by FII should be assumed directly by the Company. To this end, the Company acquired certain assets of FII used in the performance of management services for the Company, including the FII employees who provide such services. The Company severed its relationship with FII and directly employed certain persons previously employed by FII. (See "--FII Management Agreement".)

     The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes, implements and monitors the Company's strategy, policies and plans for the compensation (cash and non-cash) and benefits of all executive officers of the Company, including those previously employed by FII whose compensation and benefits have been provided in part under Company plans and/or are guaranteed under certain employment agreements entered into by the Company and FII as of December 1994 (See "--Employment Agreements"). Prior to November 1994, Mr. Farley, as Chairman of FII, established the cash compensation levels for those executive officers who were directly employed by FII. In November 1994, the Board of Directors of the Company, with the consent of FII, delegated this responsibility to the Compensation Committee.

     As discussed further under "Compensation Committee Report on Repricing Options," to enhance the incentive effect of the Company's stock option program, on November 7, 1995, the Compensation Committee determined to replace previously granted "underwater" options (options having an exercise price per share which was above the then current market price per share) to purchase 3,397,200 shares of Class A Common Stock held by key employees of the Company, including the Chief Executive Officer and other executive officers, with options to purchase 2,509,138 shares at an exercise price equal to the market price per share of the Class A Common Stock on such date. The replacement option grants are reflected as new option grants in the executive compensation tables appearing in this Proxy Statement.

     The following table provides information concerning the annual and long-term compensation amounts for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were at December 31, 1995 (i) the chief executive officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Officers"). No other individuals are required to be included in the table.

     For each Named Officer, other than Mr. Farley and Mr. Holland, the cash compensation figures in the table represent the total cash compensation paid to each of the Named Officers by FII, even though as employees of FII the Named Officers devoted portions of their time to entities other than the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                        COMPENSATION(1)
                                                                                    -----------------------
                                                                                      AWARDS       PAYOUTS
                                               ANNUAL COMPENSATION                  ----------     --------
                                  ----------------------------------------------    SECURITIES
                                                                       OTHER        UNDERLYING
                                                                       ANNUAL        OPTIONS/        LTIP
            NAME AND                       SALARY       BONUS       COMPENSATION       SARS        PAYOUTS      ALL OTHER
       PRINCIPAL POSITION         YEAR      ($)          ($)            ($)         (# SHARES)       ($)       COMPENSATION
- --------------------------------- ----    --------    ----------    ------------    ----------     --------    ------------
William Farley,                   1995    $950,000    $        0      $137,584(2)     995,230(3)   $  --         $ 28,509(4)
  Chairman of the Board and       1994     850,000       510,000         2,453        850,000(5)      --           --
  Chief Executive Officer         1993     850,000     1,150,000        --             --             --           --

John B. Holland,                  1995    $550,000    $        0      $ 23,084(6)     187,960(3)   $  --         $ 42,260(7)
  President and                   1994     550,000       247,500        --            185,000(5)      --           68,952
  Chief Operating Officer (8)     1993     554,308       236,889        --             --           465,610        78,231

Richard C. Lappin,                1995    $643,750    $        0      $ 19,303(6)     220,813(3)   $  --         $ 18,450(9)
  Vice Chairman (10)              1994     600,000       100,000         5,837        110,000(5)      --            6,750
                                  1993     600,000       912,000        --             50,000         --            6,745
Richard M. Cion,                  1995    $480,000    $        0      $  3,594(6)      86,676(3)   $  --         $  8,944(9)
  Senior Executive Vice           1994     472,438       100,000        --             70,000(5)      --            6,750
  President, Corporate            1993     457,313       250,000        --             10,000         --            6,745
  Development

Larry K. Switzer                  1995    $379,167    $        0      $ 13,395(6)     135,267(3)      --         $  9,154(9)
  Executive Vice President        1994     214,141       100,000        20,613        125,000(5)      --            1,313
  and Chief Financial Officer
  (11)

- ---------------
 (1) None of the Named Officers had any restricted stock holdings as of December 31, 1995.

 (2) Includes tax reimbursements and $42,926 in legal fees paid by the Company.

 (3) Includes replacement options granted on November 7, 1995 in addition to options granted on May 16, 1995, which were subsequently replaced. (See TEN YEAR OPTION/SAR REPRICINGS Table).

 (4) Represents a $11,850 payment of term life insurance premiums for Mr. Farley and a payout of $16,659 under the Fruit of the Loom, Inc. 1989 Stock Grant Plan for 1995.

 (5) These options were exchanged for replacement options on a reduced number of shares on November 7, 1995 (see TEN YEAR OPTION/SAR REPRICINGS Table).

 (6) Represents tax reimbursements to the Named Officer.

 (7) Represents a $15,881 payment of term life insurance premiums for Mr. Holland and a payout of $26,379 under the Fruit of the Loom, Inc. 1989 Stock Grant Plan for 1995.

 (8) Mr. Holland retired as President and Chief Operating Officer in January 1996 and currently serves as a member of the Board of Directors.

 (9) These amounts represent matching contributions of $6,750 pursuant to a 401(k) defined contribution profit-sharing plan for each of these Named Officers and a payment of $11,700, $2,194 and $2,404 of term life insurance premiums for Messrs. Lappin, Cion and Switzer, respectively.

(10) Mr. Lappin was appointed President and Chief Operating Officer in February 1996.

(11) Mr. Switzer, employed by the Company in May 1994, was appointed Senior Executive Vice President in February 1996.

                           OPTION/SAR GRANTS IN 1995

     The following table sets forth certain information concerning stock options granted during 1995 by the Company to the Named Officers. The hypothetical present values on date of grant shown in the last column below for stock options granted in 1995 are presented pursuant to the rules of the SEC and are calculated under the Modified Black-Scholes Option Pricing Model for pricing options. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of any stock option will depend upon the excess, if any, of the market price of the Company's Class A Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                               INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------

                                              PERCENT
                                              OF TOTAL
                           NUMBER OF        OPTIONS/SARS
                           SECURITIES        GRANTED TO                                         GRANT DATE
                           UNDERLYING        EMPLOYEES      EXERCISE OR                          PRESENT
                          OPTIONS/SARS       IN FISCAL      BASE PRICE                           VALUE(2)
         NAME              GRANTED(#)         YEAR(1)        ($/SHARE)     EXPIRATION DATE         ($)
- -----------------------   ------------      ------------    -----------    ---------------      ----------
William Farley.........      110,000(3)          3.5%         $ 25.75          5/16/2005        $        0(3)
                             175,000(4)          5.6%           17.75          1/30/2002(6)      1,555,099
                              74,600(4)          2.4%           17.75          5/17/2004(7)        724,588
                             546,750(4)         17.6%           17.75         12/18/2004(8)      5,483,395
                              88,880(4)(5)       2.9%           17.75          5/16/2005(9)        909,444

John B. Holland........       52,500(4)          1.7%         $ 17.75          1/30/2002(6)     $  466,530
                              26,110(4)          0.8%           17.75          5/17/2004(7)        253,606
                             109,350(4)          3.5%           17.75         12/18/2004(8)      1,096,649

Richard C. Lappin......       41,000(3)          1.3%         $ 25.75          5/16/2005        $        0(3)
                              33,050(4)          1.1%           17.75           7/9/2002(6)        303,807
                              32,850(4)          1.1%           17.75          5/19/2003(10)       303,882
                              26,110(4)          0.8%           17.75          5/17/2004(7)        253,606
                              54,675(4)          1.8%           17.75         12/18/2004(8)        548,340
                              33,128(4)(5)       1.1%           17.75          5/16/2005(9)        338,974

Richard M. Cion........       18,160(4)          0.6%         $ 17.75         10/24/2001(6)     $  151,943
                              10,576(4)          0.3%           17.75           7/9/2002(6)         97,218
                               6,570(4)          0.2%           17.75          5/19/2003(10)        60,776
                              14,920(4)          0.5%           17.75          5/17/2004(7)        144,918
                              36,450(4)          1.2%           17.75         12/18/2004(8)        365,560

Larry K. Switzer.......       24,000(3)          0.8%         $ 25.75          5/16/2005        $        0(3)
                              18,975(4)          0.6%           17.75          5/24/2004(11)       184,498
                              72,900(4)          2.3%           17.75         12/18/2004(8)        731,119
                              19,392(4)(5)       0.6%           17.75          5/16/2005(9)        198,424

- ---------------
                                                   (Footnotes on following page)

(Footnotes from preceding page)

 (1) Options were granted during 1995 to purchase a total of 3,105,538 shares (including 2,509,138 replacement options granted on November 7, 1995).

 (2) The hypothetical present values on grant date are calculated under the Modified Black-Scholes Option Pricing Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Range of factors used to value 1995 replacement option grants include the stock's expected volatility rate (38% to 41%), risk free rate of return (5.8% to 6.0%), dividend yield (0%), projected time of exercise (6.0 to 9.8 years) and projected risk of forfeiture rate for vesting period (5% per annum).

 (3) These options initially granted on May 17, 1995 were exchanged on November 7, 1995 for replacement stock options to purchase a fewer number of shares of Class A Common Stock, as indicated in footnote (5) below. These options vest in three equal annual installments beginning on the first anniversary of the date of grant. These options include certain tandem cashless withholding rights and certain tandem rights exercisable for cash at or following certain change in control events in the nature of a limited stock appreciation right ("LSAR"). A portion of these options remain outstanding in tandem with the replacement options until May 7, 1996, at which time such portion expires unless there is a change in control prior to such expiration. (See TEN-YEAR OPTION/SAR REPRICINGS Table.)

 (4) These options were granted on November 7, 1995 to replace previously granted options; such replacement options provide for the purchase of a fewer number of shares of Class A Common Stock than the options which they replaced. The per share exercise price of the replacement options is the fair market value of a share of Class A Common Stock on the date of grant. The original expiration and vesting dates were maintained. The replacement options carry with them certain tandem cashless withholding rights and tandem LSARs exercisable for cash in certain circumstances in the event of a change in control. (See TEN-YEAR OPTION/SAR REPRICINGS Table.)

 (5) These options were granted on November 7, 1995 to replace options to purchase a greater number of shares that were initially granted on May 17, 1995. The original expiration and vesting dates were maintained. (See footnote (3) above and TEN-YEAR OPTION/SAR REPRICINGS Table.)

 (6) Fully vested.

 (7) One-third vested, with an additional one-third vesting on each of May 17, 1996 and 1997.

 (8) One-sixth vested, with an additional one-sixth vesting on each of December 18, 1996, 1997, 1998, 1999 and 2000.

 (9) Vest in three equal annual installments beginning on May 16, 1996.

(10) Two-thirds vested, with the remaining one-third vesting on May 19, 1996.

(11) One-third vested, with an additional one-third vesting on each of May 24, 1996 and 1997.

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND 1995 FISCAL YEAR-END OPTION/SAR
VALUES

     The following table sets forth certain information concerning the number and value of stock options held by Named Officers at December 31, 1995. None of the Named Officers exercised any options during 1995.

                                                  NUMBER OF
                                            SECURITIES UNDERLYING
                                           UNEXERCISED OPTIONS/SARS             VALUE OF UNEXERCISED
                                          AT DECEMBER 31, 1995(#)(1)         IN-THE-MONEY OPTIONS/SARS
                                                                             AT DECEMBER 31, 1995($)(2)
                                         ----------------------------       ----------------------------
                 NAME                    EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
- --------------------------------------   -----------    -------------       -----------    -------------
William Farley........................     290,987        1,094,243(3)      $ 1,891,416     $ 3,862,580
John B. Holland.......................     219,427          258,533(3)        2,360,651         705,465
Richard C. Lappin.....................     122,765          107,048           1,172,973         695,812
Richard M. Cion.......................     149,718           42,513           1,659,273         276,335
Larry K. Switzer......................      18,474           92,793             120,081         603,155

- ---------------
 (1) Excludes an aggregate of 1,450,946 shares of Class A Common Stock currently issuable upon the exercise of certain options which remained outstanding in tandem with the replacement stock options but all of which expire on May 7, 1996, unless a change in control occurs prior to such expiration.

 (2) Values are calculated by subtracting the exercise price from the closing price of the Company's Class A Common Stock on the New York Stock Exchange on December 29, 1995, which was $24.25.

 (3) With respect to Messrs. Farley and Holland, 250,000 and 75,000 of these options, respectively, do not become exercisable unless the closing price of the Company's Class A Common Stock reaches or exceeds $45 per share for ninety consecutive days within six years after January 30, 1992, the date of grant, and an additional 250,000 and 75,000 of these options, respectively, do not become exercisable unless the closing price of the Company's Class A Common Stock reaches or exceeds $60 per share for ninety consecutive days within six years after the date of grant. As a result of Mr. Holland's retirement as President and Chief Operating Officer of the Company in January 1996, the 150,000 options held by Mr. Holland included above were forfeited.

                    LONG-TERM INCENTIVE PLAN--AWARDS IN 1995

     The following table sets forth certain information concerning long-term incentive awards granted to the Named Officers during 1995.

                                                     NUMBER OF SHARES,
                                                         UNITS OR          PERFORMANCE OR OTHER PERIOD
                      NAME                          OTHER RIGHTS(#)(1)     UNTIL MATURATION OR PAYOUT
- -------------------------------------------------   -------------------    ---------------------------
William Farley...................................          19,100                    2 years
John B. Holland..................................           7,300                    2 years
Richard C. Lappin................................           7,300                    2 years
Richard M. Cion..................................           2,800                    2 years
Larry K. Switzer.................................           4,200                    2 years

- ---------------
(1) Each unit awarded pursuant to the 1995 EICP is equivalent to one share of Class A Common Stock. Units vest and are payable upon achievement of certain performance goals established by the Compensation Committee for adjusted corporate operating earnings and earnings per share.

COMPENSATION COMMITTEE REPORT ON REPRICING OPTIONS

     As discussed in the Compensation Committee Report on Executive Compensation which follows, the Compensation Committee believes the replacement of "underwater" options held by key employees on November 7, 1995 is in the best interests of the Company and its stockholders. The overwhelming majority of the Company's outstanding stock options had exercise prices that were substantially above the then current market price of the Class A Common Stock. The Compensation Committee concluded that these stock options, which are a key element in the Company's incentive compensation program, no longer provided sufficient incentives to the Company's employees nor adequately encouraged key personnel to remain in the employ of the Company.

     Accordingly, on November 7, 1995, the Compensation Committee determined to offer to 191 key employees of the Company, including the Named Officers, the opportunity to exchange previously granted options to purchase 3,397,200 shares for replacement options to purchase 2,509,138 shares, with the original expiration and vesting dates maintained. All optionees holding such previously granted options, including the Named Officers, accepted the offer to exchange their options with an average exercise price of approximately $28.00 per share for replacement options with an exercise price equal to the closing price of the Company's Class A Common Stock on the New York Stock Exchange on November 7, 1995. Each previously granted option was replaced with an option having an equivalent value under the Modified Black-Scholes Option Pricing Model. Consequently, the replacement options provide for the purchase of a fewer number of shares of Class A Common Stock than the options which they replaced. A portion of each of the repriced options remains outstanding in tandem with the replacement options, but such portion expires on May 7, 1996, unless a change in control occurs prior to such expiration.

     In determining to make the option replacement offer to employees, the Compensation Committee considered the fairness of such replacement in relation to the Company's other stockholders. The Compensation Committee concluded that replacement with a fewer number of shares based on the Modified Black-Scholes Option Pricing Model (a reduction of 26%) would reduce stockholder dilution while permitting the Company to more effectively retain and motivate its key employees.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                        Dennis S. Bookshester, Chairman
                                 A. Lorne Weil
                              Sir Brian G. Wolfson

                        TEN YEAR OPTION / SAR REPRICINGS

     The following table sets forth certain information concerning the repricing of stock options in 1995 granted to the Company's executive officers, which has been the only repricing of options held by the Company's executive officers.

                                                NUMBER OF
                                  NUMBER OF    SECURITIES     MARKET
                                  SECURITIES   UNDERLYING    PRICE OF    EXERCISE
                                  UNDERLYING   REPLACEMENT   STOCK AT    PRICE AT      NEW          LENGTH OF
                                   OPTIONS       OPTIONS      TIME OF     TIME OF    EXERCISE    ORIGINAL OPTION
                                   REPRICED      GRANTED     REPRICING   REPRICING    PRICE     TERM REMAINING AT
NAME                      DATE       (#)           (#)          ($)         ($)        ($)      DATE OF REPRICING
- ----                    --------  ----------   -----------   ---------   ---------   --------   -----------------
William Farley........  11/7/95     250,000       175,000     $ 17.75    $28.88       $17.75    6 years 3 months
                        11/7/95     100,000        74,600       17.75     30.875       17.75    8 years 6 months
                        11/7/95     750,000       546,750       17.75     26.125       17.75    9 years 1 month
                        11/7/95     110,000        88,880       17.75     25.75        17.75    9 years 6 months

John B. Holland.......  11/7/95      75,000        52,500     $ 17.75    $28.88       $17.75    6 years 3 months
                        11/7/95      35,000        26,110       17.75     30.875       17.75    8 years 6 months
                        11/7/95     150,000       109,350       17.75     26.125       17.75    9 years 1 month

Richard C. Lappin.....  11/7/95      50,000        33,050     $ 17.75    $31.875      $17.75    6 years 8 months
                        11/7/95      50,000        32,850       17.75     36.625       17.75    7 years 6 months
                        11/7/95      35,000        26,110       17.75     30.875       17.75    8 years 6 months
                        11/7/95      75,000        54,675       17.75     26.125       17.75    9 years 1 month
                        11/7/95      41,000        33,128       17.75     25.75        17.75    9 years 6 months

Richard M. Cion.......  11/7/95      20,000        18,160     $ 17.75    $20.25       $17.75    6 years 0 months
                        11/7/95      16,000        10,576       17.75     31.875       17.75    6 years 8 months
                        11/7/95      10,000         6,570       17.75     36.625       17.75    7 years 6 months
                        11/7/95      20,000        14,920       17.75     30.875       17.75    8 years 6 months
                        11/7/95      50,000        36,450       17.75     26.125       17.75    9 years 1 month

Larry K. Switzer......  11/7/95      25,000        18,975     $ 17.75    $30.125      $17.75    8 years 7 months
                        11/7/95     100,000        72,900       17.75     26.125       17.75    9 years 1 month
                        11/7/95      24,000        19,392       17.75     25.75        17.75    9 years 6 months

Michael F. Bogacki....  11/7/95      17,000        15,436     $ 17.75     $20.25      $17.75    6 years 0 months
                        11/7/95      10,000         6,610       17.75     31.875       17.75    6 years 8 months
                        11/7/95       7,000         4,599       17.75     36.625       17.75    7 years 6 months
                        11/7/95      12,000         8,952       17.75     30.875       17.75    8 years 6 months
                        11/7/95      25,000        18,225       17.75     26.125       17.75    9 years 1 month
                        11/7/95      12,000         9,696       17.75     25.75        17.75    9 years 6 months

Burgess D. Ridge......  11/7/95      17,000        15,436     $ 17.75    $20.25       $17.75    6 years 0 months
                        11/7/95      10,000         6,610       17.75     31.875       17.75    6 years 8 months
                        11/7/95       7,000         4,599       17.75     36.625       17.75    7 years 6 months
                        11/7/95      12,000         8,952       17.75     30.875       17.75    8 years 6 months
                        11/7/95      25,000        18,225       17.75     26.125       17.75    9 years 1 month
                        11/7/95      12,000         9,696       17.75     25.75        17.75    9 years 6 months

Earl C. Shanks........  11/7/95      17,000        15,436     $ 17.75    $20.25       $17.75    6 years 0 months
                        11/7/95      10,000         6,610       17.75     31.875       17.75    6 years 8 months
                        11/7/95       7,000         4,599       17.75     36.625       17.75    7 years 6 months
                        11/7/95      12,000         8,952       17.75     30.875       17.75    8 years 6 months
                        11/7/95      30,000        21,870       17.75     26.125       17.75    9 years 1 month
                        11/7/95      12,000         9,696       17.75     25.75        17.75    9 years 6 months

                                 PENSION PLANS

     FRUIT OF THE LOOM, INC. OPERATING COMPANY PENSION PLAN -- Messrs. Farley and Holland are covered by the pension plan for the Company's operating company employees (the "Operating Company Pension Plan") and do not currently participate in the FII Pension Plan (as hereinafter defined) described below. Mr. Holland retired as President and Chief Operating Officer of the Company in January 1996.

     The Operating Company Pension Plan covers all employees of the Company and its participating subsidiaries after the completion of one year of service and the attainment of age 21.

     The following table indicates the approximate amounts of annual retirement income that would be payable under the Operating Company Pension Plan and the Excess Benefit Plan for the Company's operating company employees (the "Supplemental Benefit Plan") to the Company's operating company employees based on various assumptions as to compensation and years of service for certain employees, assuming benefits are computed under a straight life annuity formula. There is no social security or other offset deducted from the amounts shown.

                           PENSION PLAN TABLE (1)(2)

   5 YEAR
  AVERAGE         15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
COMPENSATION     OF SERVICE     OF SERVICE     OF SERVICE     OF SERVICE     OF SERVICE
- ------------     ----------     ----------     ----------     ----------     ----------
 $  300,000       $  82,001      $ 109,334      $ 136,668      $ 146,918      $ 157,168
    400,000         110,501        147,334        184,168        197,981        211,793
    500,000         139,001        185,334        231,668        249,043        266,418
    600,000         167,501        223,334        279,168        300,106        321,043
    700,000         196,001        261,334        326,668        351,168        375,668
    800,000         224,501        299,334        374,168        402,231        430,293
    900,000         253,001        337,334        421,668        453,293        484,918
  1,000,000         281,501        375,334        469,168        504,356        539,543
  1,100,000         310,001        413,334        516,668        555,418        594,168
  1,200,000         338,501        451,334        564,168        606,481        648,793

- ---------------
(1) Assumes individual retires at age 65 on December 31, 1995 with indicated years of service but further assumes covered compensation as it was determined in 1995, which was $25,920, as updated each year by the Internal Revenue Service for annual covered compensation.

(2) Maximum pension limits for 1993, 1994 and 1995 under Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), were $115,641, $118,800 and $120,000, respectively. The maximum pension limit for 1996 will remain at $120,000. Amounts in excess of these limits are paid under the Supplemental Benefit Plan.

     Contributions to the Operating Company Pension Plan, which are made by the Company and its participating subsidiaries, are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated. Compensation covered by the Operating Company Pension Plan generally consists of all compensation paid to a participant for personal services rendered as an employee of the Company or a participating subsidiary, but excludes bonuses, deferred compensation and payments under certain benefit programs. Compensation used to determine benefits for each of the Named Officers covered by the Operating Company Pension Plan for 1995 equals the respective amounts shown in the Salary column of the Summary Compensation Table. The Operating Company Pension Plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

     The Operating Company Pension Plan retirement benefits are computed at the rate of 1% of a participant's final average base compensation (the average of the highest five consecutive full plan years of base compensation during the last ten plan years of service) plus either .75%, .70% or .65% (depending on the participant's social security retirement age) of a participant's final average base compensation in excess of the average social security wage base for the 35-year period preceding the participant's social security retirement age. The resulting sum is multiplied by the participant's years of service up to 25 years and is then increased by 1.5% for each year of service over 25 years.

     Under Section 401(a)(17) of the Internal Revenue Code, a participant's compensation under a qualified retirement plan is limited to a maximum annual amount of $235,840 for 1993 and $150,000 for 1994 and 1995. For 1996, this amount remains at $150,000. Amendments made to Sections 401(a)(5) and 401(l) of the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 reduced the amount of permitted disparity between benefits provided under a qualified pension plan with respect to a participant's compensation up to the average social security wage base and the benefits provided with respect to compensation above the average social security wage base. For the officers of the Company who participate in the Operating Company Pension Plan, any reduction in benefits under such plan caused by these limitations will be made up dollar-for-dollar by benefits under the Supplemental Benefit Plan. Nonofficer participants in the Operating Company Pension Plan will receive benefits under the Supplemental Benefit Plan in an amount equal to the reduction in benefits under the Operating Company Pension Plan attributable to the Internal Revenue Code Section 401(a)(17) limitation on compensation and the Internal Revenue Code
Section 415 limitation on annual pension benefits.

     The estimated number of years of service credited for Messrs. Farley and Holland under the Operating Company Pension Plan and Supplemental Benefit Plan are 5 years and 34 years, respectively. Through December 1995, no other executive officer of the Company participated in the Operating Company Pension Plan or Supplemental Benefit Plan. Beginning in 1996, all of the Company's executive officers will participate in the Operating Company Pension Plan and the Supplemental Benefit Plan.

     Mr. Holland received the actuarial equivalency of his life annuity as a single lump sum benefit in the amount of $1,179,912 under the Operating Company Pension Plan in February 1996. He received a similar benefit of $1,470,648 under the Supplemental Benefit Plan in March 1996.

     The Company established the Fruit of the Loom, Inc. Supplemental Retirement Plan (the "SERP") as part of the 1995 EICP on January 1, 1995 for certain officers, including Messrs. Farley and Holland. The SERP provides for retirement benefits equal to the excess of (a) over (b), where (a) equals the product of 1.9% of the participant's final average SERP compensation (the average of the highest five consecutive full plan years of base compensation plus short term bonuses during the last ten plan years of service without applying the dollar limitation of Section 401(a)(17) of the Internal Revenue Code) and the number not in excess of 25 of his Benefit Accrual Years of Service (defined as the sum of (1) the number of years of service after December 31, 1994 that would be credited to the participant under the Operating Company Pension Plan and (2) the number of additional years of service credited to the participant by the Compensation Committee), increased by 1.5% for each Benefit Accrual Year of Service in excess of 25; and (b) equals the participant's primary social security benefit. The SERP benefit is offset by a portion of the benefit paid under the Operating Company Pension Plan and the Supplemental Benefit Plan.

     The estimated annual benefit payable upon retirement at normal retirement age assuming pay increases of 5% per year for Mr. Farley under the SERP is $1,041,000. Mr. Holland received $869,169, representing his benefit under the SERP, in March 1996.

     Additional years of benefit accrual service were given to selected participants in the SERP. The estimated number of Benefit Accrual Years of Service credited for Messrs. Farley and Holland under the SERP are 14 years for each. In 1995, no other executive officer of the Company participated in the SERP, although certain executive officers participated in the Farley Industries, Inc. Supplemental Retirement Plan (the "FII SERP"). Beginning in 1996, all of the executive officers of the Company will participate in the SERP.

     The benefits payable under the Operating Company Pension Plan and the Supplemental Benefit Plan for those executive officers who will be transferred from FII to the Company, as described below, will be the greater of (a) all service benefit, offset by the employee's current accrued benefit under the FII Pension Plan (as hereinafter defined); or (b) a future service only benefit, without reduction for the employee's current accrued benefit under the FII Pension Plan.

     FII PENSION PLAN -- In 1995, all executive officers of the Company who were FII employees were covered by the salaried portion of the Retirement Program of Farley Inc. (the "FII Pension Plan"). The FII Pension Plan covers all salaried employees of FII and the Metals divisions of Farley Inc. and may include hourly employees if designated for coverage.

     The following table indicates the approximate amounts of annual retirement income that would be payable under the FII Pension Plan based on various assumptions as to compensation and years of service for certain employees, assuming benefits are computed under a straight life annuity formula. There is no social security or other offset deducted from the amounts shown.

                            PENSION PLAN TABLE(1)(2)

                                                                              35 YEARS
   5 YEAR                                                                    OF SERVICE
  AVERAGE         15 YEARS       20 YEARS       25 YEARS       30 YEARS       (MAXIMUM
COMPENSATION     OF SERVICE     OF SERVICE     OF SERVICE     OF SERVICE     UNDER PLAN)
- ------------     ----------     ----------     ----------     ----------     -----------
  $100,000        $ 21,667       $ 28,890       $ 36,112       $ 43,334        $50,557
   125,000          27,667         36,890         46,112         55,334         64,557
   150,000          33,667         44,890         56,112         67,334         78,557

- ---------------
(1) Assumes individual retires at age 65 on December 31, 1995 with indicated years of service but further assumes covered compensation as it was determined in 1995, which was $25,920, as updated each year by the Internal Revenue Service for annual covered compensation.

(2) Maximum pension limits for 1993, 1994 and 1995 under Internal Revenue Code
    Section 415 were $115,641, $118,800 and $120,000, respectively. The maximum pension limit for 1996 will remain at $120,000.

     Contributions to the FII Pension Plan, which are made by FII, are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated. Compensation covered by the FII Pension Plan consists of all payments made to a participant for personal services rendered as an employee of FII which are subject to Federal income tax withholding, excluding imputed income attributable to certain fringe benefit programs up to a maximum of $235,840 for 1993 and $150,000 for 1994 and 1995. For 1996, this amount will remain at $150,000. Compensation used to determine benefits for each of the Named Officers covered by the FII Pension Plan for 1995 equals the aggregate of the respective amounts shown in the Salary and Bonus columns of the Summary Compensation Table, up to the 1995 limit of $150,000. The salaried portion of the FII Pension Plan provides that participants' benefits fully vest after five years of service.

     The FII Pension Plan retirement benefits are computed at the rate of 1% of a participant's highest average covered compensation (the average of five consecutive full plan years of highest compensation during the last ten plan years of service) up to the average wage base (i.e. "covered compensation" as that term is defined in Internal Revenue Code Section 401(k)(l)) plus 1.6% of a participant's highest average covered compensation in excess of the average wage base. The resulting sum is multiplied by the participant's years of benefit service.

     The estimated credited years of benefit service for Messrs. Lappin, Cion and Switzer are 6 years, 10 years and 1 year, respectively.

     The Company established the FII SERP as part of the 1995 EICP on January 1, 1995 for certain officers including Messrs. Lappin, Cion and Switzer. The FII SERP provides for retirement benefits equal to the excess of (a) over (b), where
(a) equals the product of 1.9% of the participant's final average SERP compensation (the average of the highest five consecutive full plan years of base compensation plus bonuses during the last ten plan years of service without applying the dollar limitation of Section 401(a)(17) of the Internal Revenue
Code) and the number not in excess of 25 of his Benefit Accrual Years of Service (the sum of (1) the number of years of service after December 31, 1994 that would be credited to the participant under the FII Pension Plan and (2) the number of additional years of service credited to the participant by the Compensation Committee), increased by 1.5% for each Benefit Accrual Year of Service in excess of 25; and (b) equals the participant's primary social security benefit. The FII SERP benefit is offset by a portion of the benefit paid under the FII Pension Plan.

     The estimated annual benefits payable upon retirement at normal retirement age under the FII SERP Plan assuming pay increases of 5% per year for Messrs. Lappin, Cion and Switzer are $867,000, $302,000 and $312,000, respectively.

     Additional years of benefit accrual service were given to selected participants in the FII SERP. The estimated number of Benefit Accrual Years of Service credited for Messrs. Lappin, Cion and Switzer under the FII SERP are 7 years, 1.5 years and 2 years, respectively.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Agreements"), with certain executives, including the Named Officers, to secure the continued employment of those executives employed directly by the Company, including Mr. Farley and certain executives previously employed by FII. The following summarizes certain terms of the Agreements, as amended in 1995, applicable to the Named Officers.

     The period of employment or service under the Agreements extends initially for three years, subject to automatic one-year extensions at the end of the initial three-year term (at the end of each year in the case of Mr. Farley's Agreement), unless otherwise elected by either party. The Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. The Agreements also generally provide for (i) non-competition for a period of one year (two years in the case of Messrs. Farley and Lappin) subsequent to termination for any reason other than by the executive for "good reason" or by the Company without "cause" following a change in control; (ii) other covenants, including non-disclosure, non-solicitation of employees and availability for litigation support; (iii) participation in certain benefit plans and programs (including pension benefits, disability insurance and benefits and health benefits), generally on a basis not less favorable than provided in 1995; (iv) annual and long-term incentive compensation opportunities and participation in certain other compensation plans and programs on a basis generally not less favorable than provided to other similarly situated executives or, in certain cases, not less favorable than in effect during 1995; (v) life insurance equal to three times annual salary (ten times in the case of Mr. Farley's Agreement and four times in the case of Mr. Holland's and Mr. Lappin's Agreements); (vi) deferred compensation arrangements; and (vii) with respect to pensions, benefits based on salary and 100% of annual incentive compensation, and, in some cases, crediting of five years of additional future service and 12 years of past service credit in the case of Mr. Farley's and Mr. Holland's Agreements and five years in the case of Mr. Lappin's Agreement for purposes of determining pension benefits, and full funding of vested pension obligations through the use of trusts or by the purchase of annuities. The Agreement with Mr. Farley permits him to devote time to other business interests, although Mr. Farley is required to devote substantial time to the Company's business, consistent with his duties.

     The Agreements provide for certain payments and benefits upon termination of the executive's employment in addition to payments and benefits accrued at the date of termination or otherwise payable thereafter under the Company's established plans and programs. If employment or service terminates due to normal retirement, approved early retirement, death or disability, the executive will receive (i) in lieu of annual incentive compensation for that year, an amount equal to the average annual incentive compensation paid in the three preceding years, pro rated to reflect the part of the year completed before termination; (ii) in lieu of settlement of outstanding long-term incentives such as performance shares or performance units, cash equal to amounts payable upon achievement of maximum performance with full vesting for termination due to death or disability, or target performance with full vesting for termination due to retirement, in respect of each tranche of performance shares or units, pro rated to reflect the part of the performance or vesting period completed before termination; and (iii) if termination is due to disability, continued participation in employee benefit plans until the executive reaches age 65, including health, medical, life insurance and pension benefit plans.

     If employment is terminated by the Company or FII for cause prior to a change in control or voluntarily by the executive, no payment will be made for severance or for annual incentive compensation, performance shares or units relating to the year or other uncompleted period in which the termination occurs. If employment is terminated by the Company or FII other than for cause or after a change in control or by the executive for good reason, the executive will receive (i) if such termination follows a change in control, an amount equal to the sum of the then current annual salary plus the average of the three highest annual incentive compensation awards paid or the current maximum opportunity, if greater ("total cash"), multiplied by a number generally ranging from two to three (depending on the seniority of the executive and the period remaining in the employment term under the Agreement) and in lieu of annual incentive compensation for that year, an amount equal to the average of the three highest annual incentive compensation awards paid or the current maximum opportunity, if greater, without proration in the case of Mr. Farley, and the maximum opportunity without proration in the case of other executives plus, in lieu of settlement of outstanding performance shares or units, cash equal to the amount payable upon achievement of maximum performance and vesting for all performance shares and units; (ii) if such termination precedes a change in control, total cash multiplied by a number equal to the number of years of employment remaining under the Agreement in the case of Mr. Farley, two times salary in the case of Mr. Holland and Mr. Lappin and one times salary in the case of other executives plus, in lieu of settlement of outstanding performance shares or units, cash equal to the amount payable based on the actual performance to date or target performance, whichever is greater, pro rated to reflect the part of the performance or vesting period completed before termination; and in lieu of annual incentive compensation for that year, an amount equal to the average annual incentive compensation paid in the three preceding years, pro rated to reflect the part of the year completed before termination; (iii) if such termination follows a change in control, a lump-sum cash payment equal to the present value of any accrued benefit under supplemental (non-qualified) pension plans of the Company and FII, unless such benefits are fully funded or secured; and (iv) if such termination follows a change in control, continued participation in employee benefit plans for two years (three years in the case of Mr. Farley), including health, medical, disability, life insurance and pension benefit plans. If an executive has not been employed by the Company or otherwise has not been eligible for annual incentive compensation for each of the three full years before termination, any calculation using a three-year average of such compensation will instead use the annual incentive compensation target or maximum amount, whichever is applicable, for each such year.

     If payments under the Agreements following a change in control are subject to the "golden parachute" excise tax, the Company will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Agreements obligate the Company to continue to cover executives with indemnification provisions in effect at the effective date of the Agreements, including the advancement of expenses, and with officers and directors liability insurance during employment and for claims made up to six years thereafter, and provides that the Company generally will reimburse an executive for expenses incurred in seeking enforcement of the Agreement, unless the executive's assertion of rights was in bad faith or frivolous.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee is composed entirely of outside independent directors, none of whom is currently or was formerly an executive officer or employee of the Company or any of its subsidiaries or affiliates.

     The Compensation Committee is responsible for establishing, implementing and monitoring the Company's strategy, policies and plans for the compensation of all executive officers of the Company including, since November 1994, executive officers employed by FII. The Company's strategy is (i) to attract high-caliber management talent at both the entry and mid-career levels to meet the organization's executive resource needs; (ii) to retain top-performing executives at the corporate level and in each of the subsidiaries and business units; (iii) to provide compensation opportunities that are fair and competitive with those provided by comparable organizations; (iv) to motivate and reward its executives based on corporate, subsidiary, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value; (v) to create a mutuality of interest with the Company's stockholders by linking a major portion of total compensation to the business and stock performance of the Company; and (vi) to ensure that the Company's compensation expenditures are cost and tax-effective and in compliance with applicable regulatory requirements.

     In accordance with the responsibilities delegated by, and subject to the oversight of, the Board of Directors, at the beginning of each year the Compensation Committee reviews the Company's overall corporate strategy and objectives which are subject to approval by the Board of Directors. These form the basis both for supporting corporate, subsidiary and business unit annual performance goals which are subject to Compensation Committee review and approval at the beginning of the year and for executive officer performance initiatives. Based on this review, the Compensation Committee in its sole discretion determines the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation in light of marketplace pay levels and practices. At year-end, results achieved and strategic progress at the corporate, subsidiary, business unit and individual levels are assessed by the Compensation Committee, relative to previously approved goals and taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations and stockholder value. No particular weightings are assigned by the Compensation Committee to any such factors.

     The Compensation Committee has been assisted in its review and evaluation by executive compensation consultants retained by the Compensation Committee to serve as outside experts in the discharge of its responsibilities. The consultants provide advice to the Compensation Committee with respect to the effectiveness, appropriateness and regulatory compliance status of the Company's executive incentive plans, and the reasonableness, fairness and competitiveness of compensation paid to executive officers of the Company, including the Chief Executive Officer. In so doing, the consultants review with the Compensation Committee survey data regarding compensation practices and payments by comparable organizations and the relationship of executive officer pay to performance and stockholder value. The comparator groups selected by the Compensation Committee for this purpose include (i) seven major apparel companies, five of which are included in the

Value Line Apparel Industry Index appearing in the Performance Graph; and (ii) 15 other major growth-oriented, non-durable consumer products companies of comparable size (i.e., companies in the same size range producing a broad range of products for retail sale to the general public). The comparator groups are regarded as the marketplace for critical management talent at the Company.

     Total compensation for target performance under the Company's compensation program for executive officers is generally positioned at the average or median up to the 75th percentile of the comparator groups, depending upon the participant's position or level and the degree of difficulty and challenge associated with each year's performance objectives. The Compensation Committee has balanced the program with a high proportion of compensation based on variable performance incentives so that actual annual and long-term compensation levels will vary from year to year below and above those of the comparator groups directly with results achieved by the Company and the individual.

1995 COMPENSATION

     The Company's 1995 compensation program at target performance for its executive officers, including the Chief Executive Officer, was comprised of base salary, annual cash incentives, stock options and performance units. Approximately three-quarters of the total compensation of the Chief Executive Officer for target performance was variable, based on annual business and long-term stock performance, and over one-half of total compensation of the executive officers as a group for target performance was variable based on the same factors. Total compensation for 1995 for the executive officers as a group was positioned at approximately the 50th to the 75th percentile of total executive compensation paid by the comparator groups.

     BASE SALARY. Salaries are established in consideration of the competitive marketplace (as discussed above) at the appropriate level relative to the responsibilities, time in position and individual performance of each executive officer, in addition to overall corporate financial circumstances. Base salaries are generally subject to annual review for adjustment by the Compensation Committee. Minimum salaries of the Named Officers are set at December 1994 levels in employment agreements which are described under "EXECUTIVE COMPENSATION--Employment Agreements" and provide for future review and possible upward adjustment by the Compensation Committee. Executive officer salaries were adjusted for 1995 in consideration of marketplace pay levels for similar positions among the comparator groups. The 1995 salary of the Chief Executive Officer was increased by 12% and the 1995 salaries of the other Named Officers were increased by an average of 7.2% from 1994 levels. The remaining executive officers did not receive any salary adjustments in 1995.

     ANNUAL CASH INCENTIVES. Under the 1995 EICP, the Chief Executive Officer and the other executive officers were granted the opportunity to receive cash incentive awards based upon achievement of certain annual profit levels in 1995. Upon achievement of targeted levels of performance, the Chief Executive Officer was eligible to receive a cash award equal to 100% of his 1995 base salary and other executive officers were eligible to receive cash awards equal to specified percentages up to 60% of their base salaries. The minimum performance levels for payouts under the 1995 EICP were not achieved in 1995, and no awards were made under the 1995 EICP to the Chief Executive Officer and other Named Officers, irrespective of their individual performance and contributions to the successful strategic redirection of the Company.

     While it is the policy of the Compensation Committee to provide opportunities for annual incentive compensation for achievement of preestablished performance goals based primarily on financial measures, the Compensation Committee also retains discretion to pay bonuses reflecting its subjective assessment of the valuable accomplishments of the Company's executive officers and other key employees which, in the Compensation Committee's view, cannot as a practical matter always be anticipated in advance or reflected in such preestablished performance goals. Therefore, the Compensation Committee determined, and the full Board of Directors agreed, to make discretionary recognition awards to bonus-eligible employees for 1995, including certain executive officers (other than the Chief Executive Officer and other Named Officers) in recognition of the importance of their individual efforts in the strategic and structural redirection of the Company, including downsizing and reorganization of corporate and operating staffs, productivity improvements, cost reduction, distribution and product line rationalization, development of new marketing strategies and strengthening of international operations.

     EQUITY INCENTIVES--PERFORMANCE UNITS AND STOCK OPTIONS. Executive officers, including the Chief Executive Officer, and other senior managers were granted performance units under the 1995 EICP at the beginning of 1995, with the period over which performance is to be measured extending from January 1, 1995 through December 31, 1996, the vesting and payment of which are based upon achievement of adjusted operating earnings and earnings per share objectives as determined by the Compensation Committee. Each earned performance unit entitles the participant to receive one share of Class A Common Stock. In addition, key employees including the Chief Executive Officer and other executive officers received regularly scheduled annual stock option grants in May 1995 pursuant to the 1995 EICP.

     The Compensation Committee determined the size of performance unit and stock option grants to the Company's executive officers and other recipients on an individual, discretionary basis in consideration of the recipient's performance and responsibilities without assigning specific weight to either factor. In addition, the Compensation Committee considered long term incentive and equity grant levels among the comparator groups.

     The Compensation Committee does not predesignate a specific size for the aggregate performance unit and stock option awards to executive officers as a group. The Compensation Committee does not consider stock holdings, prior option and other long-term equity incentive grants or the appreciation thereon when making future stock option and long-term equity award determinations, nor does the Compensation Committee have a specific policy as to the portion of total compensation represented by stock options and other long-term equity awards.

     In 1995, the Company experienced a reversal in business conditions, including weak domestic apparel demand, intensified competition, pricing pressures and decreased margins. Management instituted a restructuring plan with strategies to strengthen the Company's ongoing core business units. Significant staff reductions, coupled with the need for concentrated effort to successfully implement the restructuring plan, made enhancement of the retention and motivational impact of the compensation program for key employees, including executive officers, especially critical.

     Therefore, the Compensation Committee, with approval of the full Board of Directors, instituted a replacement program in November 1995 to exchange outstanding "underwater" options which had been granted since October 1991 having exercise prices above the then current market prices for the Company's Class A Common Stock, with replacement options having a per share exercise price equal to the market price of a share of Class A Common Stock on the date of grant. The replacement options maintain the original exercise periods and vesting schedules. The Compensation Committee instituted the replacement program to remove the negative morale impact of the "underwater" options, and because it believes that meaningful equity interests in the Company are significant factors in the organization's long term success by creating a strong incentive to rebuild the value of the Company and thereby increase the market value of the Company. The replacement formula, based on the Modified Black-Scholes Option Pricing Model, reduced the number of options and potential stockholder dilution by 26%, but re-established incentives at the then current market price for the Company's Class A Common Stock in keeping with the Company's motivational and retention needs during the critical downsizing and restructuring period. (See "Compensation Committee Report on Repricing Options.")

     In addition, for technical and incentive purposes, the Compensation Committee amended the terms of outstanding performance share grants. Performance shares were granted in 1994 for a two-year period from January 1, 1994 to December 31, 1995 with performance measured by the percentage increase in the market price of the Company's Class A Common Stock. The grants made at $24.125 per share require a stock price rise of 10% for the award of 50% of the grant, 20% for 100% of the grant and 30% for 200% of the grant. In September 1995, the Compensation Committee extended the performance period by two years to December 31, 1997. If the shares are not earned in 1996 under the original performance schedule, a new performance schedule will require a 20% increase in stock price for the award of 50% of the grant, 30% for the award of 100% of the grant and 40% for the award of 200% of the grant.

     For Section 16(b) purposes, the Compensation Committee also amended the performance share grants to provide for automatic payment in either shares or cash at the maximum level in the event of a change in control (as defined in the 1995 EICP). For the same reason, the Compensation Committee amended stock option grants outstanding under the 1987 Stock Option Plan and the 1992 Executive Stock Option Plan to provide in the event of a change in control for automatic acceleration and cashout at the change in control price (as defined in the 1995
EICP).

TAX CONSIDERATIONS

     As noted above, the Compensation Committee's executive compensation strategy is designed to be cost and tax effective. Therefore, the Compensation Committee's policy is to preserve corporate tax deductions, including the deductibility of compensation paid to the Named Officers pursuant to Section 162(m) of the Internal Revenue Code, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is internally effective in support of the Company's strategy, competitive in the marketplace to attract, retain and motivate the talent needed to succeed, and appropriately rewards the creation of value on behalf of the Company's stockholders.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                        Dennis S. Bookshester, Chairman
                                 A. Lorne Weil
                              Sir Brian G. Wolfson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Dennis S. Bookshester, A. Lorne Weil and Sir Brian G. Wolfson served on the Compensation Committee.

     William Farley and Richard Lappin, both of whom are executive officers and directors of the Company, are also executive officers and directors of Acme Boot and establish compensation for executive officers of Acme Boot.

                               PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the last five years with the cumulative total return of the Standard & Poor's 500 Index and the Value Line Apparel Industry Index ("Industry Index") over the same period (assuming the investment of $100 in the Class A Common Stock and in each index on December 31, 1990 and the reinvestment of all dividends, if any).

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
 FRUIT OF THE LOOM, INC., STANDARD & POOR'S 500 INDEX AND VALUE LINE APPAREL
                                INDUSTRY INDEX
               (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1995)


                             [PERFORMANCE GRAPH]

                                            1990      1991      1992      1993      1994      1995
                                           ------    ------    ------    ------    ------    ------
The Company.............................   100.00    311.27    547.89    271.83    304.23    273.24
Standard & Poor's 500 Index.............   100.00    130.55    140.72    154.91    157.39    216.42
Industry Index..........................   100.00    175.16    215.29    161.90    149.46    159.99

FII MANAGEMENT AGREEMENT

     Effective January 1995, the Company entered into a new management agreement (the "1995 Management Agreement") with FII pursuant to which FII (which is wholly-owned by Mr. Farley) agreed to render general management, investment banking, financing and other services to the Company, including the services of the Company's executive officers, excluding William Farley and John B. Holland. Under the terms of the 1995 Management Agreement, the Company paid approximately $8,100,000 to FII in 1995 based upon FII's cost of providing management services. Payments made by the Company to FII under the 1995 Management Agreement were approved by the Board of Directors.

     As a part of the 1995 restructuring of its corporate operations, the Company decided to integrate into the Company's Bowling Green operations certain functions historically performed by FII personnel. In connection with this effort, the Board of Directors determined that the management agreement with FII should not be renewed for 1996 and that the general management functions previously performed by FII should be assumed directly by the Company. Accordingly, effective January 1996, the Company severed its relationship with FII and by agreement with FII acquired substantially all of the assets (exclusive of a cash balance at December 31, 1995 of approximately $1,500,000) used in its performance of management services for the Company and directly employed certain persons previously employed by FII who provide such services.

     Pursuant to a determination by the non-management members of the Board of Directors, the Company agreed to pay $3,500,000 to FII in consideration of the purchase of such assets and personnel and the release of the Company from further obligations to FII. The non-management members of the Board of Directors determined that such fee was fair and reasonable to the Company, basing their determination, in part, upon the anticipated cost savings to the Company in 1996 and beyond from the integration of FII functions into the Company, the assistance of FII in effecting the transition of functions and personnel (including certain executive officers) to the Company and the release of the Company from further obligations under the 1995 Management Agreement.

     The Company has agreed to pay up to approximately $4,000,000 to FII in 1996, all of which relates to the severance of certain FII employees who were not re-employed by the Company, including severance payments under certain employment agreements that were guaranteed by the Company. The Company also agreed to reimburse FII for any direct ordinary and reasonable costs and expenses associated with the transition of management functions from FII to the Company in 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1994, pursuant to authorization from the Company's Board of Directors, the Company guaranteed a loan from a bank in an amount up to $12,000,000 to Mr. Farley, the Company's Chairman of the Board and Chief Executive Officer. In exchange for the guarantee the Company receives an annual fee from Mr. Farley equal to 1% of the value of the loan covered by the guarantee. The guarantee is secured by a second lien on certain shares of the Company held by the bank for other loans made to Mr. Farley.

     The Company completed the sale of the stock of Acme Boot at book value, which approximated fair market value, to an affiliate in June 1987 for an aggregate of $38,400,000 of cash and preferred stock and subordinated debentures of the affiliate. In the fourth quarter of 1993, the Company received approximately $72,900,000 from Acme Boot, representing the entire unpaid principal and liquidation preference (including accrued interest and dividends) on its investment in the securities of the affiliate. The Company recorded a pretax gain of approximately $67,300,000 in connection with the investment in Acme Boot upon the receipt of the above mentioned proceeds.

     In connection with the Company's transaction with Acme Boot during 1993, the Company guaranteed, on an unsecured basis, the repayment of debt incurred or created by Acme Boot under Acme Boot's bank credit facility (the "Acme Boot Credit Facility"). The Acme Boot Credit Facility provides for up to $30,000,000 of loans and letters of credit and is secured by first liens on substantially all of the assets of Acme Boot and its subsidiaries (which are approximately $61,000,000 at December 31, 1995). Farley Inc. controls Acme Boot and Mr. Farley owns 100% of the common stock of Farley Inc. At December 31, 1995, approximately $21,000,000 in loans and letters of credit were outstanding under the Acme Boot Credit Facility.

     Also, in April 1995, Acme Boot entered into an additional secured credit facility with its bank lender (the "New Acme Credit Agreement"). The New Acme Credit Agreement provides for up to $37,000,000 in borrowings and expires in January 1997. In April 1995, Acme Boot used approximately $25,400,000 under this facility to repurchase certain of its debt, preferred stock and common stock. In November 1995, Acme Boot used approximately $11,300,000 under this facility to repurchase substantially all of the remaining portions of its publicly held debt, preferred stock and common stock issues. The New Acme Credit Agreement is secured by a second lien on substantially all of the assets of Acme Boot and its subsidiaries. In addition, the Company has guaranteed, on an unsecured basis, repayment of debt incurred or created under the New Acme Credit Agreement. In exchange for the additional guarantee, the Company received $6,000,000 of initial liquidation preference of Acme Boot's Series C 10% Redeemable Junior Preferred Stock. The Company has fully reserved for the amount of such Junior Preferred Stock.

                                 OTHER MATTERS

     In March 1988, a class action suit entitled Endo, et al. v. Albertine, et al. was filed in the United States District Court for the Northern District of Illinois (the "District Court") against the Company, its then directors, certain of its then executive officers, its then underwriters and the Company's current independent auditors in connection with the Company's initial public offering of Class A Common Stock and certain debt securities in March 1987. The suit alleges, among other things, violations of Federal and state securities laws against all of the defendants, as well as breaches of fiduciary duties by the director and officer defendants, and seeks unspecified damages.

     Motions to dismiss the complaint were filed by all defendants. In December 1990, a magistrate judge recommended that the District Court dismiss all of the plaintiffs' claims with prejudice. On January 29, 1993, the District Court adopted in part and rejected in part the magistrate judge's recommendation for dismissal of the complaint. As a result, the litigation will continue as to various remaining counts of the complaint. Both the defendants and the plaintiffs filed motions for summary judgment which were denied in all material respects. Management and the Board of Directors believe that this suit is without merit and intend to continue to vigorously defend against this litigation.

     On December 23, 1993, James J. Locke, as Trustee of Locke Family Trust, and
I. Jack Saline filed a lawsuit against the Company and certain of its then officers and directors, including William Farley and John B. Holland, in the District Court. The lawsuit was then amended to add additional plaintiffs. On April 19, 1994, the District Court granted plaintiffs' motion for class certification. The plaintiffs claim that all of the defendants engaged in conduct violating Section 10(b) of the Act, and that Mr. Farley and Mr. Holland also violated Section 20(a) of the Act. According to the plaintiffs, beginning before June 1992 and continuing through early June 1993, the Company, with the knowledge and assistance of the individual defendants, issued positive public statements about its expected sales increases and growth through 1993 and afterwards. They also allege that beginning in approximately mid-1992 and continuing afterwards, the Company's business was not as strong and its growth prospects were not as certain as represented. The plaintiffs further allege that during the end of 1992 and beginning of 1993, certain of the individual defendants traded in the stock of the Company while in the possession of material, non-public information. The plaintiffs ask for unspecified amounts as compensatory damages, pre-judgment and post-judgment interest, attorneys' fees, expert witness fees and costs and ask the District Court to impose a constructive trust on the proceeds of the individual defendants' trades to satisfy any potential judgment. Management and the Board of Directors believe that this suit is without merit and the Company and the individual defendants intend to vigorously defend against this litigation.

                             VOTE REQUIRED; QUORUM

     Three directors of the Company will be elected by a plurality of the shares of Class A Common Stock, voting as a separate class, present in person or represented by proxy and entitled to vote at the Annual Meeting. Six directors will be elected by the holders of a plurality of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The holders of one-third of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to any proposal presented at the Annual Meeting or any adjournment thereof and will have the same effect as votes against a proposal. Broker non-votes with respect to any proposal will not be considered present and entitled to vote with respect to such proposal and will have no effect on the voting on such proposal.

                                  SOLICITATION

     This solicitation is made by the Company and the cost of this proxy solicitation will be paid by the Company. The Company may use the services of its directors, officers and employees (who will receive no additional compensation) to solicit proxies personally or by telephone. The Company may also request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the Company's expense. In addition, the Company has engaged Chemical Bank to solicit proxies from brokers, banks, nominees and other institutional holders. The Company will pay Chemical Bank a fee of $4,500 for its services. This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about April 9, 1996.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the financial statements of the Company and its subsidiaries for the year ended

December 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions with respect to that firm's examination of the Company's consolidated financial statements.

                         PROPOSALS OF SECURITY HOLDERS

     Proposals of stockholders intended to be included in proxy materials for presentation at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company, 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, no later than December 10, 1996.

                                 OTHER BUSINESS

     It is not anticipated that any matters will be presented to the stockholders other than those mentioned in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters are brought before the meeting, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

                              ["RECYCLED" LOGO]

                          Printed on Recycled Paper

                                    PROXY SOLICITATION

                                 FRUIT OF THE LOOM, INC.
P
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                        FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD ON MAY 14, 1996
O

X       The undersigned hereby appoints William Farley and Richard C. Lappin as proxies, each with power of substitution, and hereby authorizes them to
Y represent the undersigned and to vote, as designated below, all the shares of CLASS A COMMON STOCK held of record by the undersigned on March 19, 1996 at the Annual Meeting of Stockholders of Fruit of the Loom, Inc. to be held on May 14, 1996, or at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

                (Continued and to be signed on reverse side.)

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                 Please mark your           [X]
                                                 votes as indicated
                                                 in this example

1. ELECTION OF DIRECTORS--NOTE: Holders of Class A Common Stock vote in Sections A and B below.

A.  Directors elected by holders of Class A       FOR    WITHHELD FOR ALL
    Common Stock voting as a separate class:
    Omar Z. Al Askari, Dennis S. Bookshester,
    Lee W. Jennings                               [ ]         [ ]

    (To withhold authority to vote for an
    individual nominee, write that nominee's
    name on the space provided to the right)   ___________________________

B.  Directors elected by holders of Class A       FOR     WITHHELD FOR ALL
    Common Stock and holders of Class B Common
    Stock voting together as a single class:      [ ]          [ ]
    William Farley, John B. Holland, Richard
    C. Lappin, A. Lorne Weil, Sir Brian G.
    Wolfson

    (To withhold authority to vote for an
    individual nominee, write that nominee's
    name on the space provided to the right)   ___________________________


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

    THIS PROXY, WHEN PROPERLY  EXECUTED, WILL BE VOTED IN THE MANNER
    DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE NOMINEES AS LISTED ABOVE.

Signature-----------------------Signature---------------------Date--------------

NOTE:  Please date your proxy and sign exactly as the name or names appear on your stock certificate. All joint owners of stock should sign above. Sign your full title when signing as an executor, administrator, personal representative, trustee, etc. Please return your proxy in the enclosed postage paid envelope.
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE